Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
VANITY EVENTS HOLDING, INC.

The undersigned, Chief Executive Officer of Vanity Events Holding, Inc. (the "Corporation"), does hereby certify as follows:

FIRST: The name of the corporation is:

VANITY EVENTS HOLDING, INC.

SECOND: The articles of incorporation of the Corporation is hereby amended by replacing Article Fifth, in its entirety, with the following:

"V: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares

Common	$0.001	350,000,000
Preferred	$0.001	50,000,000
Totals:		400,000,000"

THIRD: The amendment of the articles of incorporation herein certified has been duly adopted by unanimous written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of the Delaware Revised Statutes.

IN WITNESS WHEREOF, the Corporation has adopted this Certificate of Amendment of the Corporation's Certificate of Incorporation in accordance with Section 242 of the Delaware General Corporate Law and has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Steven Y. Moskowitz, its Chief Executive Officer, this 3'd day of September, 2008.

VANITY EVENTS HOLDING, INC.

By:	/s/ Steven Y. Moskowitz
Steven Y. Moskowitz
Chief Executive Officer